UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2006 (January 31, 2006)

Artesyn Technologies, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-4466	59-1205269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7900 Glades Rd., Suite 500, Boca Raton, Florida	33434-4105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 451-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2006, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors (the “Board”) of Artesyn Technologies, Inc. (the “Company”) adopted its 2006 Executive Incentive Plan (the “Plan”), effective for the Company’s 2006 fiscal year. Designated members of the Company’s management team, including the Company’s named executive officers, are eligible for bonuses under the Plan. The Committee reviewed and approved the performance targets for fiscal 2006 as developed by the Company’s Chief Executive Officer and his staff based on an analysis of the Company’s recent performance and current and projected market and business conditions. Each participant is assigned a target bonus opportunity equal to a percentage of the participant’s annual base salary, based on the participant’s title and responsibilities, payable upon achievement of target performance goals. Each participant is also eligible to receive a greater bonus payment if the target performance measures are exceeded, up to a maximum of 200% of the target bonus amount. Each participant must attain a certain threshold level of performance in order to receive any bonus payment under the Plan.

For the Company’s 2006 fiscal year, the Committee determined that the Company’s performance would be measured on the basis of the Company’s financial improvement from the Company’s 2005 fiscal year and the Company’s performance vis-à-vis selected peer companies. With respect to internal performance (which accounts for 85% of the total measurement), the Committee set performance targets that measured the Company’s improvement from the Company’s 2005 fiscal year based on three metrics: revenue growth, profitability improvement and cash flow improvement. As to external performance, the Committee set performance targets that measured the Company’s improvement relative to selected industry peers from the Company’s 2005 fiscal year along three metrics: revenue, market capitalization and earnings before interest, taxes, depreciation and amortization. Each goal is independently measured and evaluated.

In connection with the Company’s recently announced merger with Emerson Electric Co., the Committee has effected certain modifications to the Plan from the previous year. Any participant who remains employed with the Company through the end of the Company’s 2006 fiscal year will be eligible to receive a full award. In the event of the death, disability, retirement or voluntary termination of a participant, the participant will be entitled to receive a prorated award, less any bonus payments otherwise payable to that participant as a result of a severance or similar type of agreement. In the event of an involuntary termination by the Company of a participant due to a work force reduction or otherwise without cause, the participant will receive a full award, less any bonus payments otherwise payable to that participant as a result of a severance or similar type of agreement. In the event of termination for cause, the participant will not be entitled to any award. The Committee reserves the right to determine the payment terms and timing, except as mandated by the provisions of the Plan. Participation in the Plan requires the participant to agree to certain non-compete and non-solicitation restrictions as provided in the Plan.

At the end of the Company’s 2006 fiscal year, the Chief Executive Officer will evaluate the level of achievement of the applicable performance goals and will submit the applicable bonus payments to the Committee for its review and approval. The Board, upon recommendation of the Committee, may at any time elect to amend, suspend, or terminate the Plan; provided, however, that no amendment, suspension or termination can adversely affect any participant’s rights under the Plan without the participant’s written consent.

This description of the Plan is qualified in its entirety by reference to the Plan, a copy of which will be attached as an Exhibit to the Company’s forthcoming Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESYN TECHNOLOGIES, INC.
(Registrant)

Dated: February 21, 2006

	By:	/s/ Gary Larsen
	Name:	Gary Larsen
	Title:	Vice President – Finance, Chief
Financial Officer and Secretary